File No. 70-8087


               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

               AMENDMENT NO. 8 (POST EFFECTIVE) TO

                            FORM U-1

                     APPLICATION-DECLARATION

                           UNDER THE

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                --------------------------------

               CENTRAL AND SOUTH WEST CORPORATION
                  1616 Woodall Rodgers Freeway
                      Dallas, Texas  75202

      (Name of companies filing this statement and address
                 of principal executive office)
                ---------------------------------

               CENTRAL AND SOUTH WEST CORPORATION

         (Name of top registered holding company parent)

                ---------------------------------

                         Wendy G. Hargus
                            Treasurer
               Central and South West Corporation
                  1616 Woodall Rodgers Freeway
                         P.O. Box 660164
                      Dallas, Texas  75202

                         Joris M. Hogan
                 Milbank, Tweed, Hadley & McCloy
                     1 Chase Manhattan Plaza
                    New York, New York  10005

           (Names and addresses of agents for service)


          Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), hereby files this Amendment No. 8 (Post-Effective) to the Form U-1 Application-Declaration in File No. 70-8087 for the purposes of amending Items 1 through 5 of such Application-Declaration. In all other respects, the Application-Declaration as previously filed will remain the same. Item 1. Description of Proposed Transaction.
          Pursuant to an order (the "CSW Order") of the Securities and Exchange Commission (the "Commission") dated October 4, 1993, CSW established a Dividend Reinvestment and Stock Purchase Plan (the "Plan") pursuant to which shares of CSW's Common Stock, $3.50 par value per share (the "Common Stock"), are either newly issued or purchased in the open market with reinvested dividends and optional cash payments made by registered shareholders of CSW, employees and eligible retirees of CSW or its subsidiaries and non-shareholders of legal age who are residents of the States of Arkansas, Louisiana, Oklahoma and Texas. The CSW Order authorized CSW to issue and sell Common Stock, from time to time through December 31, 1996, under Sections 6(a) and 7 of the 1935 Act and Rule 50(a)(5) thereunder in connection with the Plan.
          By supplemental order, dated January 30, 1996, CSW was authorized to make certain amendments to the Plan: (a) to increase the number of originally issued shares of Common Stock that may be offered pursuant to the Plan from 5,000,000 to 10,000,000, (b) to permit non-shareholders of legal age who are residents of all fifty States of the United States of America and the District of Columbia to participate in the Plan, (c) to increase the initial cash investment required for enrollment in the Plan by non-employees and non-retirees from $100 to $250, and (d) to change the frequency of investment in shares of Common Stock by the Plan from bi-monthly to weekly.
          A full statement of the provisions of the Plan was included in CSW's Registration Statement on Form S-3 (the "New Registration Statement") registering an additional 5,000,000 shares of Common Stock to be offered pursuant to the Plan under the 1933 Act.
          CSW now requests that the authority granted to it in the CSW Order and the supplemental order referenced herein to issue and sell Common Stock under Sections 6(a) and 7 of the 1935 Act and Rule 50(a)(5) thereunder in connection with the Plan from time to time be extended through December 31, 2001.
Item 2.  Fees, Commissions and Expenses.
          An estimate of the fees and expenses to be paid or
incurred by CSW in connection with the proposed transactions follows:
          Holding Company Act Filing Fee ...........  $  2,000*

          Counsel Fees:
               Milbank, Tweed, Hadley & McCloy .....     2,000

          Miscellaneous and incidental expenses
               including travel, telephone and
               postage .............................     1,000
                                                       --------

          Total ....................................    $5,000
---------------
* Actual Amount
          The fees and expenses include those charges incurred for the services of Central and South West Services, Inc., an affiliate mutual service company of CSW operating pursuant to Section 13 of the 1935 Act and the rules thereunder.
Item 3.  Applicable Statutory Provisions.
          Sections 6 and 7 of the 1935 Act are or may be
applicable with respect to the issuance and sale of Common Stock pursuant to the Plan.
          To the extent that the proposed transactions are considered by the Commission to require authorization, approval or exemption under any section of the 1935 Act or provision of the rules or regulations other than those specifically referred to herein, request for such authorization, approval or exemption is hereby made.
          Rule 54
          No proceeds from the proposed transactions will be used by CSW or any subsidiary thereof for the direct or indirect acquisition of an interest in an exempt wholesale generator, as defined in Section 32 of the 1935 Act ("EWG"), or a foreign utility company, as defined in Section 33 of the 1935 Act ("FUCO"). Rule 54 promulgated under the 1935 Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or a FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions set forth in Rule 53(a) are, and, assuming the consummation of the transactions proposed herein, will be, satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein.
          CSW's "aggregate investment" (as defined under Rule 53(a) of the 1935
Act) in EWGs and FUCOs as of September 30, 1996 was approximately $864 million, or about 46% of CSW's "consolidated retained earnings" as of June 30, 1996. CSW thus satisfies Rule 53(a)(1). CSW will maintain and make available the books and records required by Rule 53(a)(2). No more than 2% of the employees of CSW's operating subsidiaries will, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). Lastly, CSW will submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4).
          None of the conditions described in Rule 53(b) exist with respect to CSW or any of its subsidiaries, thereby satisfying such rule and making Rule 53(c) inapplicable. Item 4. Regulatory Approval.
          No federal or state regulatory authority, other than
the Commission under the 1935 Act, has any jurisdiction over the proposed transactions.
Item 5.  Procedure.
          CSW requests that the Commission issue and publish no later than October 25, 1996, the requisite notice under Rule 23 with respect to the filing of this Amendment No. 8, such notice to specify a date as soon as possible, but in any case not later than November 8, 1996, as the date after which an order granting and permitting this Amendment No. 8 to become effective may be entered by the Commission and the Commission enter as soon as possible, but in any case not later than November 22, 1996, an appropriate order granting and permitting this Amendment No. 8 to become effective.
          CSW respectfully requests that appropriate and timely action be taken by the Commission in this matter in order to permit consummation of the proposed transactions at the earliest possible date.
          No recommended decision by a hearing officer or any other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no 30-day waiting period between the issuance and the effective date or any order issued by the Commission in this matter; and it is respectfully requested that any such order be made effective immediately upon the entry thereof. Item 6. Exhibits and Financial Statements.
     Exhibit 1 -    Preliminary opinion of Milbank, Tweed, Hadley
                    & McCloy, counsel to CSW (to be filed by amendment).

     Exhibit 2 - Final or "past-tense" opinion of Milbank, Tweed, Hadley & McCloy, counsel to CSW (to be filed with the Certificate of Notification).

     Exhibit 3 -    Financial Statements per books and pro forma
                    as of June 30, 1996 (to be filed by
                    amendment).

     Exhibit 4 -    Proposed Notice of Proceeding.



                        S I G N A T U R E
                        - - - - - - - - -


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
          Dated:  October 16, 1996



                              CENTRAL AND SOUTH WEST CORPORATION



                              By:/s/WENDY G. HARGUS
                                        Wendy G. Hargus
                                           Treasurer




                        INDEX OF EXHIBITS

EXHIBIT                                             TRANSMISSION
NUMBER                   EXHIBITS                      METHOD

   1           Preliminary opinion of Milbank,          --
               Tweed, Hadley & McCloy, counsel
               to CSW (to be filed by amendment).

   2           Final or "past-tense" opinion of         --
               Milbank, Tweed, Hadley & McCloy,
               counsel to CSW (to be filed with
               the Certificate of Notification).

   3           Financial Statements per books and       --
               pro forma as of June 30, 1996
               (to be filed by amendment).

   4           Proposed Notice of Proceeding.        Electronic